Exhibit 3(a)

ARTICLES OF AMENDMENT
TO
SECOND RESTATED ARTICLES OF INCORPORATION
OF
UNITEDHEALTH GROUP INCORPORATED

Pursuant to Minnesota Statutes, Section 302A.402, Subd. 3(b) and Section 302A.139

UnitedHealth Group Incorporated, a Minnesota corporation (the “Corporation”), certifies to the Minnesota Secretary of State as follows:

1. Under the Corporation’s current Articles of Incorporation, the Corporation’s authorized capital stock consists of 1,500,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. The Corporation presently has approximately 631,814,217 shares of Common Stock issued and outstanding and approximately 134,767,296 shares of Common Stock reserved for future issuance under the Corporation’s stock plans. The Corporation presently has no shares of Preferred Stock issued and outstanding.

2. On May 3, 2005, the Board of Directors of the Corporation, acting pursuant to Minnesota Statutes, Section 302A.402, authorized and declared a 2-for-1 stock split of the Corporation’s outstanding Common Stock. Following such stock split, and in the absence of the amendment effected hereby, the Corporation would have approximately 1,263,628,434 shares of Common Stock issued and outstanding and approximately 269,534,592 shares of Common Stock reserved for future issuance under the Corporation’s stock plans, or a total of 1,533,163,026 shares issued and outstanding and reserved for future issuance. This figure exceeds the number of shares of Common Stock which is authorized under the Corporation’s current Articles of Incorporation.

3. Minnesota Statutes, Section 302A.402, Subd. 3(a) provides that in effecting a share division under that subsection, the board of directors of a corporation may amend the corporation’s articles of incorporation to increase the number of authorized shares. The Board of Directors of the Corporation has determined that in implementing the stock split referred to in Paragraph 2 above, it is necessary and appropriate to increase the Corporation’s authorized Common Stock by amending the Corporation’s Articles of Incorporation in the manner hereinafter set forth.

4. Pursuant to Minnesota Statutes, Section 302A.402, Subd. 3(b), the Corporation hereby certifies that:

(a)	The amendment set forth below will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Corporation.

(b)	The amendment set forth below will not result in the percentage of authorized shares of any class or series that remains unissued after the stock split referred to above exceeding the percentage of authorized shares of that class or series that were unissued before such stock split.

5. Pursuant to Minnesota Statutes, Section 302.139, the Corporation states that the name of the Corporation is UnitedHealth Group Incorporated; that the amendment set forth below has been adopted pursuant to Minnesota Statutes, Chapter 302A and, more specifically, has been adopted by the Board of Directors of the Corporation acting alone pursuant to Minnesota Statutes, Section 302A.402, Subd. 3; and that the amendment adopted is as follows:

Section 3(a) of the Corporation’s Second Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

“3. (a) Authorized Classes of Stock. The total number of shares of capital stock which this corporation is authorized to issue is 3,010,000,000 shares, including 3,000,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. Shares of each class of stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.”

6. These Articles of Amendment shall become effective at 5:00 p.m. CST on May 27, 2005.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by the officer named below on May 24, 2005.

UNITEDHEALTH GROUP INCORPORATED

By_/s/ Dannette Smith
Dannette Smith, Assistant Secretary